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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form N-4 (No. 333-182946) of Forethought Life Insurance Company of our report dated April 8, 2015, relating to the statutory financial statements and supplemental schedules of Forethought Life Insurance Company and consent to the use in the Registration Statement of our report dated April 8, 2015, relating to the financial statements of Forethought Life Insurance Company Separate Account A, both of which appear in such Registration Statement. We also consent to the references to us as experts under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, TX
April 16, 2015